EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated June 2, 2006, except as to Segment Reporting and Earnings per Share described in Note 1 which is as of December 7, 2007, and first and last table in Note 2 which is as of February 4, 2008, relating to the financial statements of Digital Domain (formerly known as Digital Domain, Inc.), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 4, 2008